Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2020, with respect to the financial statements and supplemental information included in the Annual Report of Helios Technologies, Inc. 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Helios Technologies, Inc. on Forms S-8 (File No. 333-66008, effective July 27, 2001, File No. 333-124174, effective April 19, 2005).

/s/ Grant Thornton LLP

Tampa, Florida
June 26, 2020